Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street, NE Suite 1600 Atlanta, Georgia 30309-3521 Tel: (404) 572-4600 Fax: (404) 572-5100 www.kslaw.com

September 21, 2026

Mueller Water Products, Inc.

1200 Abernathy Road N.E.

Suite 1200

Atlanta, Georgia 30328

Re: Mueller Water Products, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Mueller Water Products, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to up to $75,000,000 of deferred compensation obligations of the Company (the “Deferred Compensation Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the Mueller Water Products, Inc. Non-Employee Directors Deferred Compensation Plan, effective October 1, 2026 (the “Plan”).

In our capacity as counsel to the Company, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

When issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, receivership, fraudulent transfer, moratorium or other law relating to or affecting creditors’ rights generally and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.

This opinion is limited in all respects to the Delaware General Corporation Law and the applicable federal laws of the United States of America, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in any laws or regulations which may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ King & Spalding LLP